UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 14, 2014, Choice Hotels International, Inc. (the “Company” or “Choice”) repurchased 1,043,509 shares of its common stock from Stewart Bainum, Jr., the Chairman of the Board of Directors of the Company (the “Board”), at a purchase price per share of $51.95 per share. The purchase price represented a discount of 2.25% to the closing price of the Company’s common stock on the New York Stock Exchange on November 13, 2014, the last trading day before the execution of the agreement to purchase the shares. The transaction was approved by the independent directors of the Board and was effected as part of the Company’s existing share repurchase program. Mr. Bainum advised the Company that his reason for selling these shares to the Company was for financial planning purposes based on his desire to diversify a portion of his Choice common stock holdings. Following the transaction, Mr. Bainum remains the beneficial owner of over 12.6 million shares of Choice common stock, or approximately 22% of the outstanding common stock.

In reviewing and approving the transaction, the independent directors of the Board considered, among other factors, the benefits to Choice’s stockholders of this transaction such as the fact that (i) the share repurchase transaction is expected to be accretive to earnings per share, (ii) the transaction was a unique opportunity to repurchase a large block of shares in an orderly manner at a discount to the market price, and (iii) the transaction reduces the number of outstanding shares but does not reduce liquidity for the common stock since the shares purchased from Mr. Bainum were not in the public float. The transaction was funded from the Company’s available cash balances.

Following the transaction, approximately 20,000 shares remained available under the Company’s share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2014	Choice Hotels International, Inc.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Senior Vice President, Chief Financial Officer & Treasurer